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Exhibit 99.1

Great Lakes REIT Reports $0.17 EPS and $0.48 FFO Per Common Share for First Quarter 2003

Oak Brook, IL. April 15, 2003

Net Income of $2.7 million, or $0.17 per common share

Funds From Operations (FFO) of $7.9 million, or $0.48 per common share

EBITDA of $13.5 million

Cash provided by operating activities of $5.3 million

Occupancy at April 1, 2003 was 80.9%.

Monthly cash dividend of $0.135 per common share paid in February, March and April 2003.

        Great Lakes REIT (NYSE: GL), a real estate investment trust which holds a portfolio of Midwestern office and medical office properties, today announced first quarter 2003 net income of $2.7 million, or $0.17 per common share, and funds from operations (FFO) of $7.9 million, or $0.48 per common share. This compares to net income of $4.3 million, or $0.26 per common share, and FFO of $9.0 million or $0.55 per common share, for the first quarter of 2002. FFO represents a non-GAAP (generally accepted accounting principles) financial measure. A table reconciling FFO to the GAAP measure the Company believes to be most directly comparable, net income applicable to common shares, is included with the consolidated financial statements included in this release.

        "Our operating results continue to be affected by declining occupancies in our markets and portfolio. While we expect that the leasing environment in our markets will continue to be challenging during 2003, we are pleased to have signed new leases covering 117,000 square feet in the first quarter of 2003," commented Dick May, Great Lakes REIT's Chairman and CEO. "We are pleased with this increase in leasing activity. However, we have not changed our expectations for 2003 and anticipate signing new leases covering an average of 30,000 square feet per month for the balance of 2003."

        Based on current market conditions, the Company expects EPS in the range of $0.65 to $0.90 per common share and 2003 FFO per common share in the range of $1.70 to $1.90. This guidance assumes continued softness in the economy and office markets. The lower end of the range assumes the Company makes no acquisitions in 2003. The high end of the range assumes the Company acquires $50 million of new properties.

Portfolio Performance

        Total revenues increased by 10% to $26.7 million in the first quarter of 2003 from $24.4 million in last year's first quarter. Revenues increased primarily due to the acquisition of the eight medical office properties on October 1, 2002. EBITDA decreased to $13.5 million in the first quarter of 2003 as compared to $13.8 million for the first quarter of 2002. Cash provided by operating activities for the quarter decreased to $5.3 million for the first quarter of 2003 as compared to $7.1 million for the first quarter of 2002. Same store sales decreased 12% (cash basis) for the three months ended March 31, 2003, as compared to the first quarter of 2002 primarily as a result of the decline in occupancy quarter over quarter.

        EBITDA, a non-GAAP financial measure, represents net income before allocation to minority interests plus interest expense, federal income tax expense (if any) and depreciation and amortization expense. A table reconciling EBITDA to the GAAP measure the Company believes to be directly comparable, cash provided by operating activities, is included with the consolidated financial statements included in this release.

Balance Sheet, Market Value and Liquidity

        EBITDA coverage of interest expense was 3.0 times for the quarter ended March 31, 2003 and EBITDA coverage of interest plus preferred dividends was 2.5 times for the same period. Cash provided by operating activities (before interest expense) coverage of interest expense was 2.2 times for the quarter ended March 31, 2003. Cash provided by operating activities (before interest expense) coverage of interest expense plus preferred dividends was 1.8 times for the quarter ended March 31, 2003. The Company provided these cash provided by operating activities (before interest expense) coverage ratios because the Company believes that such ratios are the most directly comparable GAAP ratios to the EBITDA ratios described above.

        The Company has provided EBITDA and the related non-GAAP coverage ratios as supplemental disclosure with respect to liquidity because the Company believes such disclosure provides useful information regarding the Company's ability to service or incur debt. Included with the reconciliation of EBITDA to the GAAP measure the Company believes to be directly comparable, cash provided by operating activities, included with the consolidated financial statements included in this release are the coverage calculations for EBITDA coverage of interest expense, EBITDA coverage of interest plus preferred dividends, cash provided by operating activities (before interest expense) coverage of interest expense and cash provided by operating activities (before interest expense) coverage of interest expense plus preferred dividends.

        The Company had $319.2 million of total debt outstanding at March 31, 2003. The interest rate on approximately 93% of this debt was fixed at an average interest rate of 5.76%. At March 31, 2003, Great Lakes REIT had $50 million available for future borrowings under two secured lines of credit that the Company utilizes for acquisitions, development activities, capital improvements, tenant improvements, leasing costs and working capital needs.

        On January 16, 2003, the Company entered into a 10-year mortgage loan secured by its eight medical office properties in an amount of $40 million. This loan accrues interest at 5.43% per annum payable monthly along with monthly principal payments based on a 30-year amortization schedule. The proceeds of the loan were used to repay the $36 million bridge loan used to acquire the eight medical properties on October 1, 2002, and for working capital.

        On March 24, 2003, the Company entered into a three-year line of credit secured by its four properties located in Dublin and Columbus, Ohio. The maximum that may be borrowed under this line of credit is $29.2 million. The loan bears interest at LIBOR plus 1.45%, payable monthly, and $155,000 was outstanding under this loan at March 31, 2003.

Dividends

        In February, March and April 2003, the Company paid regular monthly cash dividends of $0.135 per common share.

        Cash provided by operating activities for the quarter was $5.3 million (including the payment of leasing commissions). While this amount was less than total common and preferred share dividends paid in the first quarter of 2003, this was due to the timing of the payment of real estate taxes during the first quarter of 2003. The Company expects that cash provided by operating activities in 2003 will exceed its common and preferred share dividends paid in 2003.

Leasing

        For the quarter ended March 31, 2003, the Company signed 117,000 square feet of new leases. Net rental rates on new leases and leases renewed were 14% lower than net rents on the expiring leases.

        The occupancy rate for the Company's portfolio of properties declined to 80.9% at April 1, 2003 from 83.0% at December 31, 2002. The Company believes that the trend of vacancy increases is slowing, but the Company anticipates that the difficult leasing environment that currently exists in its markets will persist throughout 2003 as improvement in demand for office space usually lags the beginning of an economic recovery.

        At March 31, 2003, Great Lakes REIT had 832,000 square feet of leases, or 14% of the portfolio, expiring in 2003. The Company currently expects to retain or renew 250,000 to 380,000 square feet of the remaining 832,000 square feet of leases rolling over during 2003. The Company anticipates it will average 30,000 per month of new leasing activity in 2003, basically the same level as was experienced in the very difficult environment of 2002. Based on the tenant retention and new leasing activity expectations noted above, the Company expects that average portfolio occupancy during 2003 will be in the range of 79% to 80%. Occupancy at January 1, 2004 is expected to be in the range of 76% to 78% assuming no significant tenant defaults occur during the year.

        It should be noted that while lease expirations for the years 2001. 2002 and 2003 were 21%, 23% and 21% of total year end portfolio square footage, respectively, expirations for 2004, 2005 and 2006 are expected to be 13%, 14% and 9% of total portfolio square footage, respectively. The Company believes the economic impact of new leasing activity will be less pronounced over the next several years.

Tenant Credit Issues

        As of April 1, 2003, several tenants were in default under their leases for failure to make rent payments. Several other tenants that are not currently in default are experiencing financial difficulties which may lead to lease defaults. These tenant defaults may adversely impact the Company's results of operations in 2003.

        Legion Insurance Company, which leases 58,000 square feet of space at Milwaukee Center and represented 1.53% of the Company's aggregate portfolio annualized base rent as of December 31, 2002, was placed in rehabilitation by the Pennsylvania Department of Insurance on April 1, 2002. After completing its review, the Pennsylvania Department of Insurance has recommended to the Commonwealth Court that Legion Insurance Company be liquidated. The Commonwealth Court has not yet approved the recommendation of the Pennsylvania Department of Insurance. Based on currently available information, the Company believes it is more likely than not that Legion will fulfill all terms of its lease in 2003. Legion Insurance Company is current on its rental payments to date. The Legion lease specifies a termination date of February 28, 2006.

Earnings Web Cast/Conference Call

        A live audio web cast and conference call presentation has been scheduled for April 15, 2003 at 11:00 AM Eastern time/10:00 AM Central time to review the results of the first quarter of 2003. To listen to the call over the Internet, go to Great Lakes REIT's website at www.greatlakesreit.com under the Investor Information/audio-video section at least 15 minutes early to register, download and install any necessary audio software. To access the live call by telephone, please call (877) 407-9205 approximately five minutes prior to the scheduled start time. A recording of the call may also be accessed by telephone by dialing (877) 660-6853, entering Account number 1628 and then Conference ID 60962. The web cast and conference call contain time-sensitive information that is accurate only as of April 15, 2003, the date of the live broadcast. The call is the property of Great Lakes REIT. Any redistribution, retransmission or rebroadcast of the conference call in any form without the express written consent of Great Lakes REIT is strictly prohibited.

        Great Lakes REIT is a fully integrated, self-administered and self-managed real estate investment trust with a current portfolio of 46 properties totaling 6.0 million square feet of office and medical office space in suburban areas of Chicago, Milwaukee, Detroit, Columbus, Minneapolis, Denver and Cincinnati.

        A copy of the Company's supplemental financial information for the quarter ended March 31, 2003, is available on the Company's web site under the Investor section at www.greatlakesreit.com.

        The Company is furnishing this earnings release to the Securities and Exchange Commission on Form 8-K in accordance with applicable SEC rules.

        This press release contains forward-looking statements that involve numerous risks and uncertainties. Statements in this document regarding the Company's expectations for FFO per share, earnings per share, expected cash provided by operating activities and used to pay common and preferred share dividends, tenant retention, new tenant leasing activity, vacancy trends, occupancy rates, acquisition and disposition volume and timing, the expectation regarding the performance of the economy and the office markets, the anticipated level and effect of tenant defaults and anticipated market and other economic conditions are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on what the Company believes to be reasonable assumptions and management's current expectations; however, actual results may vary from those implied by such forward-looking statements. Key factors that may cause actual results to differ from projected results include: changes in interest rates; conditions in the financial markets generally and the market for real estate finance specifically; local and/or national economic conditions; the pace of office space development and sub-lease availability; tenant office space demand; the financial position of the Company's tenants, including changes in such financial position that may lead to increases in tenant defaults; actual tenant default rates compared to anticipated default rates; performance of the medical office market generally and the local markets for the Company's medical office properties specifically; performance of the hospitals adjacent to the Company's medical office properties; and other risks inherent in the real estate business. For more information, refer to Great Lakes REIT's filings with the Securities and Exchange Commission.

Financial Tables to Follow

Great Lakes REIT
Consolidated Balance Sheets (unaudited)
(In thousands, except per share data)

	March 31, 2003	December 31, 2002
Assets
Properties:
Land	$65,245	$65,245
Buildings and improvements	517,722	516,662

	582,967	581,907
Less accumulated depreciation	68,175	65,030

	514,792	516,877
Assets held for sale, net	9,137	8,928
Cash and cash equivalents	5,910	5,061
Real estate tax escrows	137	69
Rents receivable	6,586	6,261
Deferred financing and leasing costs, net of accumulated amortization	9,034	9,110
Goodwill, net of accumulated amortization	1,061	1,061
Other assets	2,130	1,614

Total assets	$548,787	$548,981

Liabilities and shareholders' equity:
Bank loan payable	$155	$36,000
Mortgage loans payable	315,392	275,050
Bonds payable	3,620	3,620
Accounts payable and accrued liabilities	2,568	3,740
Accrued real estate taxes	12,788	14,872
Dividends payable	2,539	2,539
Prepaid rent	4,845	4,044
Security deposits	1,671	1,617

Total liabilities	343,578	341,482

Minority interests	665	677

Preferred shares of beneficial interest ($0.01 par value, 10,000 shares authorized; 1,500 9 3/4% Series A Cumulative Redeemable shares, with a $25.00 per share Liquidation Preference, issued and outstanding)	37,500	37,500
Common shares of beneficial interest ($0.01 par value, 60,000 shares authorized; 16,553 and 16,550 shares issued in 2003 and 2002, respectively)	166	165
Paid-in-capital	208,329	208,319
Retained earnings (deficit)	(23,739)	(19,765)
Employee share loans	(14,601)	(16,154)
Deferred compensation	(1,963)	(2,035)
Accumulated other comprehensive income (loss)	(1,148)	(1,208)

Total shareholders' equity	204,544	206,822

Total liabilities and shareholders' equity	$548,787	$548,981

Great Lakes REIT
Consolidated Statements of Income (unaudited)
(In thousands, except per share data)

	Three months ended March 31,
	2003	2002
Revenues:
Rental	$20,439	$18,222
Reimbursements	5,493	5,392
Parking	106	121
Telecommunications	72	73
Tenant service	78	63
Interest	254	341
Other	290	185

Total revenues	26,732	24,397

Expenses:
Real estate taxes	4,330	3,938
Other property operating	7,775	6,365
General and administrative	1,327	1,109
Interest	4,504	3,737
Depreciation and amortization	5,213	4,491

Total expenses	23,149	19,640

Income before allocation to minority interests	3,583	4,757
Minority interests	9	13

Income from continuing operations	3,574	4,744
Discontinued operations, net	70	438

Net income	3,644	5,182
Income allocated to preferred shareholders	914	914

Net income applicable to common shares	$2,730	$4,268

Earnings per common share from continuing operations—basic	$0.16	$0.23

Earnings per common share—basic	$0.17	$0.26

Weighted average common shares outstanding—basic	16,386	16,368

Diluted earnings per common share from continuing operations	$0.16	$0.23

Diluted earnings per common share	$0.17	$0.26

Weighted average common shares outstanding—diluted	16,487	16,472

Comprehensive income:
Net income	$3,644	$5,182
Change in fair value of interest rate swaps	60	299

Total comprehensive income	$3,704	$5,481

Great Lakes REIT
Consolidated Statements of Cash Flows (unaudited)
(Dollars in thousands)

	Three months ended March 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,644	$5,182
Adjustments to reconcile net income to cash flows from operating activities
Depreciation and amortization	5,334	4,857
Other non cash items	82	78
Net changes in assets and liabilities:
Rents receivable	(325)	141
Real estate tax escrows and other assets	(513)	(865)
Accounts payable, accrued expenses and other liabilities	(317)	339
Accrued real estate taxes	(2,084)	(1,889)
Payment of deferred leasing costs	(553)	(714)

Net cash provided by operating activities	5,268	7,129

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of properties	—	(8,095)
Additions to buildings and improvements	(2,836)	(2,660)
Other investing activities	(37)	(12)

Net cash used by investing activities	(2,873)	(10,767)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of share options	10	59
Proceeds from repayment of employee share loans	1,553	1,406
Proceeds from bank and mortgage loans payable	42,155	5,000
Distributions / dividends paid	(7,618)	(914)
Distributions to minority interests	(21)	(16)
Payment of bank and mortgage loans and bonds	(37,658)	(903)
Payment of deferred financing costs	33	—

Net cash provided by financing activities	(1,546)	4,632

Net increase (decrease) in cash and cash equivalents	849	994
Cash and cash equivalents, beginning of year	5,061	2,896

Cash and cash equivalents, end of quarter	$5,910	$3,890

Supplemental disclosure of cash flow:
Interest paid	$4,333	$3,785

Great Lakes REIT
Non-GAAP Financial Measures
Funds From Operations (unaudited)
(In thousands)

        Although not a GAAP measure, the Company believes that the inclusion of information regarding funds from operations (FFO) provides valuable information to shareholders and potential investors. The GAAP measure, net income applicable to common shares, includes depreciation and amortization expenses, gains or losses on property sales and minority interests. In presenting FFO, the Company eliminates substantially all of these items in order to provide an indication of the results from the Company's property operations. FFO is a widely recognized measure in the Company's business and is presented by nearly all publicly traded REITs. The Company's calculation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies.

	Three months ended March 31,
	2003	2002
Net income applicable to common shares	$2,730	$4,268
Adjustments to calculate funds from operations:
Minority interests	9	13
Adjusted depreciation and amortization (a)	5,174	4,697

Funds from operations	$7,913	$8,978

Weighted average common shares outstanding—diluted	16,487	16,472

        (a) Adjusted depreciation and amortization is calculated as follows:

	Three months ended March 31,
	2003	2002
Depreciation and amortization in consolidated statements of cash flows	$5,334	$4,857
Less depreciation and amortization unrelated to properties	160	160

Adjusted depreciation and amortization	$5,174	$4,697

EBITDA and Cash Provided by Operating Activities
and Related Coverage Ratios
March 31, 2003
(dollars in thousands)

        EBITDA, a non-GAAP financial measure, represents net income before allocation to minority interests plus interest expense, federal income tax expense (if any) and depreciation and amortization expense.

        EBITDA is not intended to represent cash flow for the period, is not presented as a an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and is not indicative of operating income or cash provided by operating activities as determined under GAAP. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company's ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

        The Company believes that cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA. The following is a reconciliation of EBITDA to cash provided by operating activities for each of the periods for which EBITDA is presented in this earnings release:

	For the three months ended
	March 31, 2003	March 31, 2002
Calculation of EBITDA:
Income before allocation to minority interests	$3,583	$4,757
Depreciation and amortization from consolidated statements of cash flows	5,334	4,857
Interest expense	4,504	3,737
Interest expense from discontinued operations	5	23
Discontinued operations, net	70	438

EBITDA	$13,496	$13,812

Reconciliation of EBITDA to Cash Provided by Operating Activities:
EBITDA	13,496	13,812
Interest expense	(4,504)	(3,737)
Interest expense from discontinued operations	(5)	(23)
Other adjustments from Consolidated Statements of Cash Flows:
Other non-cash items	82	78
Minority interests	(9)	(13)
Net changes in assets and liabilities:
Rents receivable	(325)	141
Real estate tax escrows and other assets	(513)	(865)
Accounts payable, accrued expenses and other liabilities	(317)	339
Accrued real estate taxes	(2,084)	(1,889)
Payment of deferred leasing costs	(553)	(714)

Cash provided by operating activities	$5,268	$7,129

        The Company has included the coverage calculations for EBITDA coverage of interest expense and EBITDA coverage of interest plus preferred dividends, which are non-GAAP financial measures, as well as the GAAP ratio that the Company believes to be most directly comparable, cash provided by operating activities (before interest expense) coverage of interest expense and cash provided by operating activities (before interest expense) coverage of interest expense plus preferred dividends. The Company has provided both calculations so that investors may evaluate both the non-GAAP and GAAP ratios together, and the Company is providing such ratios as supplemental disclosure with respect to liquidity because the Company believes such ratios provide useful information regarding the Company's ability to service or incur debt.

Cash provided by operating activities	$5,268
Interest expense	4,504
Interest expense, discontinued operations	5

Cash provided from operating activities before interest expense	$9,777

Interest expense	$4,504
Interest expense, discontinued operations	5

Total interest expense	4,509
Preferred dividends	914

Total interest expense and preferred dividends	$5,423

Ratio of cash provided by operating activities before interest expense
to interest expense	2.2	X

Ratio of cash provided by operating activities before interest expense
to interest expense and preferred dividends	1.8	X

EBITDA	$13,496

Ratio of EBITDA to interest expense	3.0	X

Ratio of EBITDA to interest expense and preferred dividends	2.5	X

SUPPLEMENTAL INFORMATION

For the Three Months Ended
March 31, 2003

823 Commerce Drive, Suite 300
Oak Brook, IL 60523
Phone (630) 368-2900
Fax (630) 368-2929
www.greatlakesreit.com

Great Lakes REIT
Portfolio Occupancy Schedule
April 1, 2003

Market/Property	Location	Year Built/ Renovated	Approximate Rentable Square Feet	Percent Occupied
Chicago
Centennial Center	Schaumburg	1980/1993	266,910	83.7%
Highpoint Business Center	Wood Dale	1986	74,371	57.3%
Arlington Ridge Service Center	Arlington Heights	1987	95,938	37.4%
Arlington Business Center	Arlington Heights	1984	98,232	71.2%
1011 Touhy Atrium	Des Plaines	1978/1995	153,777	79.0%
Kensington Corporate Center	Mount Prospect	1989	86,107	100.0%
One Hawthorn Place	Vernon Hills	1987	84,566	95.2%
2 Marriott Drive	Lincolnshire	1985	41,500	100.0%
823 Commerce Drive	Oak Brook	1969/1996	44,814	100.0%
One Century Centre	Schaumburg	1985	212,212	54.4%
Lisle Executive Center	Lisle	1988	150,036	56.4%
191 Waukegan Road	Northfield	1983	62,081	87.6%
Woodfield Green Executive Ctr.	Schaumburg	1986	109,392	78.4%
1600 Corporate Center	Rolling Meadows	1986	254,448	81.7%
Bannockburn Corporate	Bannockburn	1999	202,218	83.4%
O'Hare Commerce Center	Des Plaines	1975	148,444	90.7%
387 Shuman Blvd	Naperville	1981	112,309	84.4%
Medical Office Buildings	Various	Various	458,156	99.4%

Subtotal/Weighted Average			2,655,511	80.9%
Milwaukee
One Park Plaza	Milwaukee	1984	199,675	56.4%
Milwaukee Center	Milwaukee	1988	373,489	98.0%
Park Place VII	Milwaukee	1989	36,037	79.3%
Lincoln Center	West Allis	1984-1987	120,931	62.6%
Brookfield Lakes	Brookfield	1987	115,899	62.3%
Corporate Woods	Brookfield	1987	53,918	71.1%
One Riverwood Place	Pewaukee	1999	97,778	94.9%
Two Riverwood Place	Pewaukee	2002	98,188	83.5%

Subtotal/Weighted Average			1,095,915	79.2%
Minneapolis/St. Paul
Court International	St. Paul	1916/1985	320,122	81.5%
University Office Plaza	Minneapolis	1979/1997	97,614	72.0%

Subtotal/Weighted Average			417,736	79.3%
Detroit
Long Lake Crossings	Troy	1988	170,457	84.2%
Tri-Atria Office Building	Farmington Hills	1986	236,458	96.3%
777 Eisenhower Plaza	Ann Arbor	1975	281,080	100.0%
#40 OakHollow	Southfield	1989	81,063	52.2%
Oak Hollow Gateway	Southfield	1987	78,586	91.5%

Subtotal/Weighted Average			847,644	90.4%
Columbus
Dublin Techmart	Dublin	1986	126,581	70.8%
MetroCenter IV	Dublin	1982	101,592	70.8%
MetroCenter V	Dublin	1987	215,676	84.5%
Firstar Tower	Columbus	1981	197,870	86.8%

Subtotal/Weighted Average			641,719	80.3%
Cincinnati
Princeton Hill I	Springdale	1988	95,910	100.0%
Denver
116 Inverness Drive East	Englewood	1984	205,716	47.2%

TOTAL/WEIGHTED AVERAGE			5,960,151	80.9%

Great Lakes REIT
Historic Occupancy
Since IPO

Reporting Period	Percent
2Q'97	93.5%
3Q'97	92.0%
4Q'97	92.9%
1Q'98	93.0%
2Q'98	94.8%
3Q'98	94.9%
4Q'98	94.8%
1Q'99	95.3%
2Q'99	95.8%
3Q'99	95.8%
4Q'99	93.7%
1Q'00	94.4%
2Q'00	93.6%
3Q'00	93.3%
4Q'00	91.9%
1Q'01	92.4%
2Q'01	90.5%
3Q'01	88.1%
4Q'01	88.4%
1Q'02	84.5%
2Q'02	82.6%
3Q'02	85.0%
4Q'02	83.0%
1Q'03	80.9%

Average 24 quarters	91.0%

Great Lakes REIT
Operating Margins (unaudited)
(In thousands, except per share data)

	Three Months Ended
Consolidated Income Statement			% Chg
	Mar 02	Mar 03
Revenues
Minimum Rents	19,713	20,846	6%
Expense Reimbursements	5,487	5,503
Total Operating Revenues	25,200	26,349	5%
Other tenant—and interest—income	811	828
Expenses
Real estate taxes	4,286	4,463
% of Oper. Revs	17.0%	16.9%
% of NOI	30.4%	31.9%
Other Operating Expenses	6,804	7,892
% of Oper. Revs	27.0%	30.0%
Total property-related exp.	11,090	12,355	11%
% of Oper. Revs	44.0%	46.9%
NOI before General & Admin.	14,110	13,994	-1%
as a % of Operating Revenue	56.0%	53.1%
Depreciation & amort.	4,857	5,334
General & Admin.	1,109	1,327	20%
% of Oper. Revs	4.4%	5.0%
% of NOI	7.9%	9.5%
Corp. Interest Expense	3,760	4,508
Other	0	0
Sub-Total Expenses	20,816	23,524	13%
Income before non-recurring items	5,195	3,653	-30%
as a % of Total Revenues	20.0%	13.4%
Extraordinary items / adjustments	0	0
Net Income before minority interest	5,195	3,653
Net Operating Income from Properties after G&A	13,001	12,667	-3%
as a % of Operating Revenue	51.6%	48.1%
Funds from Operations	8,978	7,913	-12%
Per Share (fully-diluted)
Net Income	0.26	0.17
Funds From Operations (FFO)	0.55	0.48	-13%
FFO less straight-lined rents	0.54	0.46
Dividends per Share	0.40	0.405	1%
as a % of FFOperations (FDiluted)	72.7%	84.4%
Wtd. Avg. Common Shares Outstanding—Diluted	16,472	16,487

Great Lakes REIT
Same Store Sales Analysis (unaudited)
(Dollars in Thousands)

Non-GAAP Financial Measure

Net Operating Income

		Three months ended March 31,
Property
	Location	2003	2002
CHICAGO
Centennial Center	Schaumburg	$855	$652
One Century Centre	Schaumburg	282	714
Highpoint Business Center	Wood Dale	92	170
Arlington Business Center	Arlington Heights	74	35
Arlington Ridge Service Center	Arlington Heights	34	193
1011 Touhy Avenue	Des Plaines	345	340
Kensington Corporate Center	Mount Prospect	(9)	264
One Hawthorn Place	Vernon Hills	282	205
Two Marriott Drive	Lincolnshire	102	109
823 Commerce Drive	Oak Brook	151	100
Lisle Executive Center	Lisle	110	383
191 Waukegan	Northfield	117	94
Woodfield Green	Schaumburg	50	150
1600 Corporate Center	Rolling Meadows	276	716
Bannockburn Corporate Center	Bannockburn	924	716

Subtotal		3,684	4,844

15 Properties—Decrease		-23.93%

MILWAUKEE
One Park Plaza	Milwaukee	165	140
Park Place VII	Milwaukee	42	59
Milwaukee Center	Milwaukee	1,663	1,467
Lincoln Center II & III	West Allis	247	212
Brookfield Lakes Corporate Center	Brookfield	159	116
Corporate Woods	Brookfield	108	148
One Riverwood	Waukesha	441	362

Subtotal		2,824	2,503

7 Properties—Increase		12.82%

MINNEAPOLIS / ST. PAUL
Court International	St. Paul	821	1,056
1 Property—Decrease		-22.23%

DETROIT
777 Eisenhower	Ann Arbor	816	756
Tri-Atria	Farmington Hills	822	747
Long Lake Crossings	Troy	523	518
No. 40 OakHollow	Southfield	103	288
OakHollow Gateway	Southfield	244	267

Subtotal		2,507	2,577

5 Properties—Decrease		-2.70%

COLUMBUS
Firstar	Columbus	579	584
Metro V	Dublin	365	529
Metro IV	Dublin	140	183
Dublin Techmart	Dublin	144	233

Subtotal		1,229	1,529

4 Properties—Decrease		-19.64%

CINCINNATI
Princeton Hill Corporate Center	Springdale	377	351

1 Property—Increase		7.45%

DENVER
116 Inverness	Englewood	524	747

1 Property—Decrease		-29.90%

TOTAL		$11,966	$13,606

34 Properties—Decrease		-12.05%

Great Lakes REIT
Reconciliation of Same Store Net Operating Income to Income Before Allocation to Minority Interests (unaudited)
(Dollars in thousands)

        The Company provides same store net operating income which is the net operating income income of properties owned in both the quarter ended March 31, 2003 and 2002. Same store net operating income is considered a non-GAAP financial measure because it does not include depreciation and amortization, interest expense and general and administrative expenses. The Company provides same store net operating income as it allows investors to compare the results of property operations for the quarter ended March 31, 2003 and 2002. The Company also provides a reconciliation of these amounts to the most comparable GAAP measure, income before allocation to minority interests.

	Three months ended March 31,
	2003	2002
Same store net operating income	$11,966	$13,606
Net operating income from acquisitions:
Two Riverwood Place	256	108
O'Hare Commerce Center	308	0
Medical Portfolio	1,350	0
387 Shuman Blvd	214	0
Straight-line rent	279	37
Interest income	254	341
General and administrative expense	(1,327)	(1,109)
Interest expense	(4,504)	(3,737)
Depreciation and amortization	(5,213)	(4,491)

Income before allocation to minority interests	$3,583	$4,755

Great Lakes REIT
Portfolio Lease Expirations
March 31, 2003

YEAR	SQ FT	PERCENT OF TOTAL PORTFOLIO	Chicago	Cincinnati	Columbus	Denver	Detroit	Milwaukee	Minneapolis	Total	Medical Office Buildings
											(Included in Chicago)
2003	832,324	13.96%	327,553	95,910	77,882	40,579	61,265	211,462	17,673	832,324	29,657
			40%	12%	9%	5%	7%	25%	2%	100%	4%
2004	798,260	13.39%	324,657	—	115,944	13,948	224,701	90,846	28,164	798,260	77,169
			40%	0%	15%	2%	28%	11%	4%	100%	10%
2005	841,733	14.12%	415,966	—	95,125	—	66,072	158,930	105,640	841,733	141,762
			49%	0%	11%	0%	8%	19%	13%	100%	17%
2006	565,167	9.48%	218,808	—	42,872	—	48,173	165,486	89,828	565,167	63,200
			38%	0%	8%	0%	9%	29%	16%	100%	11%
2007	767,462	12.88%	369,444	—	121,554	42,656	123,503	72,620	37,685	767,462	95,116
			48%	0%	16%	6%	16%	9%	5%	100%	12%
2008	547,501	9.19%	256,411	—	22,662	—	209,289	25,648	33,491	547,501	3,312
			47%	0%	4%	0%	38%	5%	6%	100%	1%
2009	122,926	2.06%	38,108	—	19,557	—	1,625	53,397	10,239	122,926	4,976
			31%	0%	16%	0%	1%	44%	8%	100%	4%
2010	139,716	2.34%	122,945	—	9,769	—	—	7,002	—	139,716	5,077
			88%	0%	7%	0%	0%	5%	0%	100%	4%
2011	37,617	0.63%	8,584	—	—	—	19,769	9,264	—	37,617	1,242
			23%	0%	0%	0%	52%	25%	0%	100%	3%
2012	78,290	1.31%	32,251	—	—	—	—	46,039	—	78,290	32,251
			23%	0%	0%	0%	53%	24%	0%	100%	41%
2013	2,357	0.04%	2,357	—	—	—	—	—	—	2,357	—
			41%	0%	0%	0%	0%	59%	0%	100%	0%
2017	20,116	0.34%	—	—	—	—	—	20,116	—	20,116	—
			0%	0%	0%	0%	0%	100%	0%	100%	0%
MTM	18,770	0.31%	9,743	—	2,424	—	750	1,781	4,072	18,770	1,478
Vacant	50,303	0.84%	21,018	—	7,805	—	11,346	5,861	4,273	50,303

Great Lakes REIT

Disposition Analysis

December 1, 2002

Property	Square Footage	Sale Date	Holding Period	Net Acquisition Price	Gross Book Value at Disposition	Net Disposition Price	Unleveraged IRR	Leveraged IRR(1)
10 Oak Hollow Southfield, MI	84,736	21-Oct-96	15 months	$6,723,118	$6,883,350	$9,025,921	36.4%	79.2%
830 West End Court Vernon Hills, IL	26,909	2-Dec-96	38 months	$1,801,208	$1,968,423	$2,709,331	23.1%	30.2	%(2)
Roadway Industrial Bloomington, MN	50,625	27-Feb-98	61 months	$1,433,932	$1,458,285	$1,312,055	11.3%	14.6	%(3)
1675 Holmes Rd, Elgin, IL and Court Office Center, Markham, IL	116,286	23-May-99	27 months	$4,965,502	$5,204,189	$4,939,098	4.3%	-2.1	%(4)(5)
2800 River Road Des Plaines, IL	99,732	30-Jun-99	53 months	$4,051,532	$5,483,449	$7,525,579	22.3%	32.5%
1251 Plum Grove Road Schaumburg, IL	43,338	30-Jun-99	42 months	$936,773	$1,745,349	$3,394,438	31.7%	40.7%
565 Lakeview Parkway Vernon Hills, IL	84,808	25-Aug-99	45 months	$4,417,775	$5,778,898	$8,483,584	22.2%	31.0%
Woodcreek I & II Downers Grove, IL	126,911	6-Apr-00	42 months	$9,147,437	$9,814,956	$12,032,765	17.9%	25.0%
183 Inverness Drive Englewood, CO	183,895	1-Dec-00	31 months	$19,968,538	$20,376,245	$26,938,213	18.9%	27.1%
160 Hansen Court Wood Dale, IL	21,329	22-Apr-02	99 months	$947,441	$1,311,563	$2,216,470	27.1%	42.8%
3400 Dundee Northbrook, IL	75,070	1-Jul-02	105 months	$3,999,854	$5,028,267	$7,658,008	15.5%	20.1%
Burlington Office Center Ann Arbor, MI	182,167	30-Aug-02	40 months	$19,536,381	$21,009,489	$21,939,442	11.2%	14.0%
180 Hansen Court Wood Dale, IL	18,241	22-Nov-02	106 months	$810,271	$888,545	$1,640,456	10.8%	12.2%

Totals/Weighted Average (6)	1,114,047		44 months	$78,739,762	$86,951,007	$109,815,360	18.7%	27.8%

(1)
Unless otherwise noted below, Leveraged IRR's assume an interest-only loan with an average Interest Rate of 7.5% and a Loan to Value of approximately 50% of Net Acquisition Price

(2)
830 West End Court mortgage terms were $1,025,000 principal, 15-year amortization at 7.875% interest

(3)
Roadway Industrial mortgage terms were $940,000 principal, 15-year amortization at 8.5% interest

(4)
1675 Holmes Road and Court Office Center were the only two properties acquired from Great Lakes REIT's predecessor, Equity Partners Ltd., as part of the merger of the two companies in 1996

(5)
1675 Holmes Road mortgage terms were $2,226,886 principal, 20-year amortization at 8.125% interest

(6)
Weighted Average Holding Period and IRR's based on Net Disposition Price

Office Market Statistics
Fourth Quarter 2002

		Vacancy**			Net Absorption (1,000's)				Anticipated Deliveries 2003 (1000's) ***	Anticipated Deliveries 2004 (1,000's) ***
Suburban Market *	Existing Stock (1,000's)	4Q, 2001	3Q, 2002	4Q, 2002	2000	2001	4Q, 2002	Y-T-D 2002
Chicago	97,418	14.5%	16.8%	17.0%	3,734	32	(210)	(1,510)	197	—
Detroit	55,054	11.7%	14.5%	15.8%	797	(539)	(816)	(1,854)	504	—
Denver	78,736	14.1%	17.9%	18.5%	5,009	(279)	(440)	(3,656)	195	—
Columbus	16,599	18.3%	19.3%	20.5%	724	(279)	(79)	(62)	130	—
Cincinnati	18,600	18.0%	19.2%	21.0%	812	184	(352)	(67)	—	—
Minneapolis	34,263	13.8%	15.9%	16.3%	1,601	(364)	(194)	(517)	20	—

Subtotal/Average:	300,670	14.2%	16.8%	17.5%	12,677	(1,246)	(2,092)	(7,666)	1,047	—

Columbus CBD	10,204	17.7%	20.1%	21.0%	249	251	36	(150)	203	—

Totals Suburban/CBD:	310,874	14.3%	16.9%	17.6%	12,926	(995)	(2,056)	(7,816)	1,250	—

Source: CB Richard Ellis, Paragon Corporate Realty Services (Detroit), and Great Lakes REIT

*
The Milwaukee office market is not accurately surveyed in its entirety on a quarterly basis. In lieu of general statistics that encompass the entire market, the following analysis is based on a property set that directly competes with Great Lakes REIT's holdings in the market. The source for suburban statistics, including new deliveries, is RFP Commercial and for the CBD, the source is The Polacheck Company. Vacancy as of the fourth quarter of 2002 for the Milwaukee suburbs was 12.3%. Vacancy as of the fourth quarter of 2002 for the CBD was 7.8%. In the suburbs, 326,185 square feet is currently under construction and is expected to be delivered in 2003. The CBD has 557,365 square feet under construction that is all scheduled for delivery in 2003.

**
Vacancy rates include direct, available space (exclude sublease space).

***
Anticipated Deliveries refers only to buildings that are currently under construction. Development that is initiated in the future would affect these annual totals.

QuickLinks

  Exhibit 99.1
Great Lakes REIT Portfolio Lease Expirations March 31, 2003
Office Market Statistics Fourth Quarter 2002